Exhibit 99.2

JOHN D. HARRIS, I.D. #7407
HARRIS LAW FIRM, P.C.
1741 E. Morten Avenue, Suite B
Phoenix, AZ 85020
(602) 340-1234
Fax: (602) 944-0908
Attorneys for Plaintiff

                          UNITED STATES DISTRICT COURT

                           FOR THE DISTRICT OF ARIZONA

RENEGADE VENTURE (NEV.) CORPORATION, a            ) No:  _______________________
Nevada corporation and HAMILTON AEROSPACE         )
TECHNOLOGIES, INC., a Delaware corporation,       )
                                                  )
              Plaintiff,                          ) COMPLAINT
                  v.                              )
                                                  )
CORWIN FOSTER, and JANE DOE FOSTER, husband       )
and wife; SEAJAY HOLDINGS, LLC, a Michigan        )
Limited Liability Company;                        )
                                                  )
              Defendants.                         )
                                                  )
                                                  )
                                                  )
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     Plaintiffs Renegade Venture (Nev.) Corporation, a Nevada corporation
(hereafter sometimes referred to as "Renegade") and Hamilton Aerospace Technologies, Inc., a Delaware corporation (hereafter sometimes referred to as "HAT", and collectively referred to as "Plaintiffs"), by and through counsel undersigned, and for their causes of action against the Defendants, and each of them, allege as follows:

     1. Plaintiff Renegade Venture (Nev.) Corporation is a Nevada corporation and a public holding company operating in Arizona and elsewhere. It has a wholly-owned subsidiary known as Hamilton Aerospace Technologies, Inc.

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     2. Hamilton Aviation, Inc. was and is an Arizona Corporation authorized to do business in Arizona. It was engaged in the business of repair, maintenance and overhaul of large commercial jet aircraft.

     3. Hamilton Aerospace Technologies, Inc. is a Delaware Corporation operating in Arizona and elsewhere. HAT engages primarily in the business of heavy maintenance and component overhauls on large commercial jet airliners. HAT can and does also perform modifications and repairs to these aircraft.

     4. Corwin Foster and Jane Doe Foster are, upon information and belief, husband and wife and reside in the State of Michigan. At all times mentioned herein, Corwin Foster was acting for and on behalf of and in furtherance of the interests of the marital community consisting of Corwin Foster and Jane Doe Foster, his wife. At this time, Plaintiffs did not know the true name of Defendant Jane Doe Foster and, therefore, sue her by her fictitious name. When the true name of this Defendant is ascertained, Plaintiffs will seek leave of this Court to amend this Complaint to reflect that true name. Further, at all times relevant to the allegations in this Complaint, Corwin Foster was the President and Chief Financial Officer of Old Mission Assessment Corporation, a Florida corporation.

     5. SeaJay Holdings, LLC (hereafter sometimes referred to as "SeaJay Holdings") is, upon information and belief, an entity created in the State of Michigan. It may also be known as Sea-Jay Holdings, Inc., an entity. At all times alleged herein, and upon information and belief, Corwin Foster was and is the sole shareholder of and President\authorized Officer of SeaJay Holdings, howsoever named. Plaintiffs do not know what the business operations of SeaJay Holdings entails.

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                            (JURISDICTION AND VENUE)
                                       V.

     6. This Court has subject matter jurisdiction over the claims set forth herein pursuant to 28 U.S.C. ss. 1332.

     7. Venue in this judicial district is proper pursuant to 28 U.S.A. ss. 1391
(a) & (c).

                                    (CLAIMS)

     8. HAT was organized on April 15, 2002 and has been fully operational since May, 2002.

     9. In April of 2002, Old Mission Assessment Corporation, a Florida corporation (hereafter sometimes referred to as "Old Mission Assessment"), based in Traverse City, Michigan, undertook efforts to assist HAT in obtaining financing and capital for its newly established business.

     10. Specifically, that Old Mission Assessment and its officers, Corwin Foster, and others, intentionally represented to Renegade, Hamilton and to HAT, both by verbal representations, and by presentation of a fraudulent Old Mission Assessment Corporation Balance Sheet, that it had the financial ability and wherewithal to enter into the subject debenture-related agreements, as alleged herein. Old Mission Assessment Corporation then entered into two (2) debenture-related agreements, one with Hamilton Aviation dated on or about April 15, 2002 and a second debenture-related agreement with HAT, also dated on or about April 15, 2002.

     In the first debenture and related agreements, Old Mission Assessment agreed to pay to Hamilton Aviation the principal sum of $1,500,000.00, plus accrued interest on or before July 15, 2002 for the acquisition of Hamilton Aviation's assets for HAT. In the second debenture and related agreements, it agreed and promised to pay the principal sum of $1,500,000.00 plus accrued interest to HAT, on or before July 15, 2002 for operating capital for HAT and its new business.

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     11. That in consideration for Old Mission Assessment's promise and agreement to pay $1,500,000.00 to Hamilton Aviation, it agreed to provide to various parties, including Corwin Foster's entity, SeaJay Holdings, shares of stock of HAT. In said transaction, Old Mission Assessment acquired shares of common stock of HAT, and Joan Jolitz, an individual, acquired shares of common stock of HAT for her entity, Joane, Inc. In addition, SeaJay Holdings received shares of common stock of HAT specifically in consideration for Corwin Foster's acts and conduct with regard to the acquiring all of the previously mentioned monies from Old Mission Assessment, as provided herein.

     12. On or about April 30, 2002, Renegade entered into a Stock Exchange Agreement and Plan of Reorganization with HAT. In this transaction, Renegade acquired HAT in a stock for stock exchange. HAT is at this time and has been since approximately May, 2002 the primary business of Renegade.

     13. As part of the Stock Exchange Agreement and Plan of Reorganization referenced herein, holders of common stock of HAT, including SeaJay Holdings, acquired common stock Renegade. In this transaction, then, SeaJay Holdings effectively acquired ONE MILLION FIVE HUNDRED THOUSAND (1,500,000) shares of common stock of Renegade.

     14. That later, Old Mission Assessment Corporation and, upon information and belief, other-related entities and persons, tendered to HAT the sum of FOUR HUNDRED THOUSAND FIVE HUNDRED THIRTY-FIVE AND NO/100 DOLLARS ($400,535.00) in irregular payments.

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     15. Despite making such payments, however, Old Mission Assessment
Corporation failed and refused to comply with the terms of the debentures and related agreements and to substantially perform by providing HAT with the subject funding called for in the subject debenture agreements for HAT operations and growth.

     16. That in 2003 and 2004, through efforts of Renegade, Old Mission Assessment Corporation, a Florida corporation, and others, the common stock of Renegade previously issued to Old Mission Assessment and to Joane Corporation have been returned to Renegade and said common stock cancelled.

     17. On numerous occasions since May, 2002, Renegade has made demand upon Corwin Foster and SeaJay Holdings for the return of its 1,500,000 shares of common stock. To date, however, Corwin Foster and SeaJay Holdings have failed and refused to return to Renegade the subject 1,500,000 shares of Renegade common stock.

                                    COUNT ONE
                                     (FRAUD)

     18. Plaintiffs incorporate by reference all of the allegations contained in paragraphs 1 through 17, as though fully set forth herein.

     19. That Defendant Corwin Foster intentionally represented to Plaintiffs, verbally and by presentation of a fraudulent Balance Sheet of Old Mission Assessment, that Old Mission Assessment possessed the requisite amount of monies required to comply with the terms of the two (2) debenture agreements; that Corwin Foster, individually and as an officer of Old Mission Assessment Corporation, further intentionally represented to Plaintiffs that upon the transfer of the subject common stock of HAT to (1) Old Mission Assessment, to
(2) Joan Jolitz (which was later assigned/transferred to Joane Corporation) and

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(3) SeaJay Holdings, on behalf of himself, that Old Mission Assessment would promptly and timely transfer the subject principal sums of money, totaling ONE MILLION FIVE HUNDRED THOUSAND (1,500,000) for each of the two debenture agreements to HAT; that the aforementioned representations of Defendants were false and were known to be false by Old Mission Assessment and Defendants at the time they were made; that the representation of Defendants to Plaintiffs and Hamilton Aviation were made to induce Plaintiffs to transfer said millions of shares of common stock of HAT to Old Mission Assessment Corporation, Joan Jolitz and SeaJay Holdings; that said representations and inducements to Plaintiffs were material; that Plaintiffs had a right to rely on representations and inducements made by Defendants, that Corwin Foster, as an officer of Old Mission Assessment, signed the said debentures and related agreements, and, in reliance thereon, Plaintiffs transferred said stock to such parties, including SeaJay Holdings.

     Thereafter, on or about April 30, 2002, Renegade acquired HAT, such that Corwin Foster and others were allowed to procure millions of shares of common stock of Renegade without paying adequate consideration therefor; that Plaintiffs were unaware that the intentional representations, conduct, statements and inducements of Defendants were false; that as a result of Defendants' conduct, false representations, conduct and inducements, Plaintiffs have been damaged in a sum of money greater than the jurisdictional limits of this Court and, based upon the current fair market value of the subject stock, in a sum exceeding $1,000,000.00, or such other amount which may be proven at trial.

     WHEREFORE, Plaintiffs pray for judgment against the Defendants, and each of them, as follows:

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

     1. For the actual damages in the sum of $1,000,000.00, or such other amount as may be proven at trial;

     2. For interest on the above-sum at the rate of 10% per annum from the earliest date of demand of return of said stock, until paid;

     3.   For Plaintiffs' reasonable attorneys fees herein;

     4.   For Plaintiffs' cost incurred herein;

     5. For Plaintiffs' after-accruing attorneys fees and after-accruing costs; and

     6. For such other and further relief as the Court may deem just in the premises.

                                    COUNT TWO
                                  (CONVERSION)

     20. Plaintiffs incorporate by reference all of the allegations contained in paragraphs 1 through 19, as though fully set forth herein.

     21. That beginning in or about April of 2002, and continuing to the present date and beyond, that Defendants, acted intentionally, in concert, combination and conspiracy with others, swindled, converted, stole and pirated to their own use, more than a million shares of common stock of Plaintiffs, which stock has a value exceeding $1,000,000.00, or such other amounts as may be proven at trial.

     WHEREFORE, Plaintiffs pray for judgment against the Defendants, and each of them, as follows:

     1. For the actual damages in the sum of $1,000,000.00, or such other amount as may be proven at trial;

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

     2. For interest on the above-sum at the rate of 10% per annum from the earliest date of demand of return of said stock, until paid;

     3.   For Plaintiffs' reasonable attorneys fees herein;

     4.   For Plaintiffs' cost incurred herein;

     5. For Plaintiffs' after-accruing attorneys fees and after-accruing costs; and

     6. For such other and further relief as the Court may deem just in the premises.

                                   COUNT THREE
                              (BREACH OF CONTRACT)

     22. Plaintiffs incorporate by reference all of the allegations contained in paragraphs 1 through 21, as though fully set forth herein.

     23. That in consideration for Old Mission Assessment Corporation's promises under the terms of the subject two (2) debenture and related agreements, such that Old Mission Assessment Corporation agreed to pay the principal sum of $1,500,000.00 to HAT for each of the two debenture and related agreements, SeaJay Holdings became entitled to receive 1,500,000 shares of common stock of HAT.

     24. That Old Mission Assessment failed and refused to comply with the terms of the two (2) debenture and related agreements and failed to tender to HAT the sum of $1,500,000.00 from each of the two (2) debenture and related agreements, said principal sums owed totaling not less than $3,000,000.00; that said Old Mission Assessment Corporation and related parties and entities transferred and tendered to HAT only a sum of monies identified as FOUR HUNDRED THOUSAND FIVE HUNDRED THIRTY-FIVE AND NO/100 DOLLARS ($400,535.00).

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

     25. That Old Mission Assessment, SeaJay Holdings and Corwin Foster, have failed to substantially perform in accordance with the terms of the contracts and agreements between the parties. Further, that Plaintiffs have performed all of the stipulations, conditions, and agreements stated in the debenture and related contracts and agreements to be performed on their part at the time and in the matter therein agreed upon.

     26. That Defendants did breach the terms of the subject agreements between the parties therein to tender to Plaintiffs all of the monies set out in the subject debenture and related agreements.

     27. That despite request and demand, Defendants have further refused to return the subject 1,500,000 shares of Renegade's common stock to Plaintiffs or any part thereof.

     28. That this action arises out of an express and/or implied contract and pursuant to A.R.S. ss.12-341.01, and the Court is authorized to award Plaintiffs their reasonable attorneys fees incurred herein.

     WHEREFORE, Plaintiffs pray for judgment against the Defendants, and each of them, as follows:

     1. For the return of 1,500,000 shares of common stock of Renegade presently held by SeaJay Holdings;

     2. For interest at the rate of 10% per annum from the earliest date of demand of return of said Renegade stock, until paid;

     3.   For Plaintiffs' reasonable attorneys fees herein incurred;

     4.   For Plaintiffs' cost incurred herein;

     5. For Plaintiffs' after-accruing attorneys fees and after-accruing costs; and

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

     6. For such other and further relief as the Court may deem just in the premises.

                                   COUNT FOUR
            (CONSTRUCTIVE TRUST AND/OR RESULTING AND EQUITABLE LIEN)

     29. Plaintiffs incorporate by reference all of the allegations contained in paragraphs 1 through 28, as though fully set forth herein.

     30. That by virtue of the conduct of the Defendants, as set out herein, a constructive trust and/or resulting trust and equitable lien in favor of Plaintiffs should be imposed upon the subject 1,500,000 shares of common stock of Renegade now held by SeaJay Holdings or its successor in interest by transfer, if any.

     WHEREFORE, Plaintiffs pray that this Court impose a constructive trust and/or resulting trust and equitable lien in favor of Plaintiffs and against Defendants, and each of them, on the subject 1,500,000 shares of common stock of Renegade or such other sum of money representing the fair market value of such common stock of Renegade, as may be proven at trial.

                                   COUNT FIVE
                               (PUNITIVE DAMAGES)

     31. Plaintiffs incorporate by reference all of the allegations contained in paragraphs 1 through 30, as though fully set forth herein.

     32. That Defendants' acts, as alleged in paragraphs 1 through 31, were willful, wanton and with malice, fraudulent and with evil motive and evil mind, and with a conscious and deliberate disregard of the interests of others, including Plaintiffs' and in total indifference to Plaintiffs' rights, contravening the most basic concepts of fair and honest dealings. Accordingly, Plaintiffs are entitled, in addition to all other relief prayed for herein, to exemplary or punitive damages as against each of said Defendants, in such amounts as shall be deemed just and sufficient to, inter alia, deter others in similar circumstances, from acting in like fashion in the future, but in no event in a sum less than $10,000,000.00.

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

     WHEREFORE, Plaintiffs pray for judgment against the Defendants, and each of them, as follows:

     1.   For damages in an amount not less than $10,000,000.00;

     2. For interest on said sums of 10% per annum from the date of Judgment until paid;

     3.   For Plaintiffs' cost incurred herein; and

     4. For Plaintiffs' after-accruing attorneys fees and after-accruing costs; and

     5. For such other and further relief as the Court may deem just in the premises.

                                    COUNT SIX
                (IMPLIED COVENANT OF GOOD FAITH AND FAIR DEALING)

     33. Plaintiffs incorporate by reference all of the allegations contained in paragraphs 1 through 32, as though fully set forth herein.

     34. That Plaintiffs agreed to tender more than a million shares of common stock of Renegade, said common stock totaling 1,500,000 shares, to SeaJay Holdings for Corwin Foster, in consideration for Old Mission Assessment's full and complete performance, that is, payment of $3,000.000.00 to HAT in accordance with the terms of the two (2) debenture and related agreements.

     35. That said Old Mission Assessment and Defendants woefully failed to comply with the terms, covenants and conditions imposed upon them while simultaneously receiving the benefits and fruits of such agreements between said parties.

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     36. As such, Defendants have breached the implied covenant of good faith and fair dealing such that they hold, possess and now own, shares of common stock of Renegade equal to 1,500,000 shares and have not paid adequate consideration for same.

     37. Based upon the acts and conduct of Defendants, and each of them, Plaintiffs have incurred damages in amounts exceeding $1,000,000.00 and/or that amount to be proven at trial.

     WHEREFORE, Plaintiffs pray for judgment against the Defendants, and each of them, as follows:

     1. For the actual amount of Plaintiffs' damages, according to proof at trial;

     2. For interest on the above-sum at the rate of 10% per annum from the earliest date of demand of return of said stock, until paid;

     3.   For Plaintiffs' reasonable attorneys fees herein;

     4.   For Plaintiffs' cost incurred herein;

     5. For Plaintiffs' after-accruing attorneys fees and after-accruing costs; and

     6. For such other and further relief as the Court may deem just in the premises.

                                   COUNT SEVEN
                               (UNJUST ENRICHMENT)

     38. Plaintiffs incorporate by reference all of the allegations contained in paragraphs 1 through 37, as though fully set forth herein.

     39. That Defendants, as hereinabove alleged, have been unjustly enriched by receipt of said 1,500,000 shares of common stock of Renegade, or such monetary value thereof, as may be proven at trial, and such common stock of Renegade, the entire 1,500,000 shares thereof, or that equivalent amount of money as the fair market value thereof for said shares of stock to be proven at trial, should be disgorged.

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

     WHEREFORE, Plaintiffs pray for judgment against the Defendants, and each of them, as follows:

     1. For return of the 1,500,000 shares of common stock of Renegade to Plaintiffs;

     2. For interest on the fair market value of the said shares, as may be proven at trial, at the rate of 10% per annum from the earliest date of demand of return of said stock to Renegade, until paid;

     3.   For Plaintiffs' reasonable attorneys fees herein;

     4.   For Plaintiffs' costs herein incurred;

     5. For Plaintiffs' after-accruing attorneys fees and after-accruing costs; and

     6. For such other and further relief as the Court may deem just in the premises.

          DATED this ___________ day of June, 2004 HARRIS LAW FIRM, P.C.

                                         By ____________________________________
                                            John D. Harris
                                            HARRIS LAW FIRM, P.C.
                                            1741 E. Morten Avenue, Suite B
                                            Phoenix, AZ 85020
                                            (602) 340-1234
                                            Attorneys for Plaintiffs



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